Exhibit 10.1

815 Chestnut Street • North Andover, MA • 01845-6098 • Tel. (978) 688-1811

June 14, 2012

William C. McCartney

7 Bradley Road
Andover, MA 01810

Re:                             Retention Agreement

Dear Bill:

You have stated your intention to retire as Chief Financial Officer from Watts Water Technologies, Inc. (the “Company”), but have agreed to consider remaining in the position to assist in the search for a successor and to transition your responsibilities.  As outlined in this letter, the Company is prepared to provide you a retention benefit to remain with the Company through December 14, 2012 to allow for the orderly transition of your duties to a new Chief Financial Officer.

To be eligible to receive the retention benefit, you must satisfy the eligibility requirements described in the “Description of Retention Benefit” set forth at Attachment A to this Retention Agreement (“Retention Agreement”).  These requirements include your signing and returning, but not revoking, this Retention Agreement to Kenneth R. Lepage by July 6, 2012, and signing and returning, but not revoking, the Release of Claims at Attachment B no earlier than on December 14, 2012, but no later than on January 4, 2013.  By signing and returning this Retention Agreement, and not revoking your acceptance, you will be agreeing to the terms and conditions set forth in the numbered paragraphs below, including the release of claims set forth in Paragraph 3.  Therefore, you are advised to consult with an attorney before signing this Retention Agreement and you have been given more than twenty-one (21) days to do so.  If you sign this Retention Agreement, you may change your mind and revoke your agreement during the seven (7) day period after you have signed it.  If you do not so revoke, this Retention Agreement will become a binding agreement between you and the Company upon the expiration of the seven (7) day revocation period.

If you choose not to sign and return this Retention Agreement by July 6, 2012, or if you timely revoke your acceptance in writing, you will not receive any retention benefits from the Company.  You will, however, receive payment on your last day of employment for any wages and unused vacation time accrued through that date.  Also, regardless of signing this Retention Agreement, you may elect to continue receiving group sponsored health insurance pursuant to the federal “COBRA” law, 29 U.S.C. § 1161 et seq.  You shall pay all premium costs for “COBRA” on a monthly basis for as long as, and to the extent that, you remain eligible for COBRA continuation.  You should consult the COBRA materials to be provided by the Company for details regarding these benefits.  All other benefits, including life insurance and long-term disability insurance, will cease upon your last day of employment.

The following numbered paragraphs set forth the terms and conditions that will apply if you timely sign and return this Retention Agreement and do not revoke it within the seven (7) day period:

1.                                      Retirement Date:  Your effective date of retirement from the Company will be December 14, 2012 (the “Retirement Date”).  The Company may determine your services are no longer required before this date.  As of the Retirement Date, your salary will stop, and any entitlement you have or might have under a Company-provided benefit plan, program, contract or practice will terminate, except as required by federal or state law, or as otherwise described Attachment A.

2.                                      Description of Retention Benefit:  The terms and conditions of the retention benefit to be paid to you are described in the “Description of Retention Benefit” attached as Attachment A (the “retention benefit”).  In connection with the retention benefit that may be provided to you pursuant to this Retention Agreement, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and you shall solely and ultimately be responsible for all applicable taxes with respect to such retention benefits under applicable law.  You acknowledge that you are not relying upon advice or representation of the Company with respect to the tax treatment of any of the retention benefits set forth in Attachment A.

3.                                      Release:  This section of this Retention Agreement is a release of legal claims.  In this section, you are agreeing to forfeit your right to bring a legal action against the Company and the other releasees defined below for all claims that arose up to the date of this Retention Agreement.  Please carefully review this section with your attorney, or other trusted advisor, and do not sign this document unless you understand what this section says.

(a)                                 In exchange for the amounts and benefits described in Attachment A, which are in addition to anything of value to which you are entitled to receive, you and your representatives, agents, estate, heirs, successors and assigns, absolutely and unconditionally release, remiss, discharge, indemnify and hold harmless the Company Releasees, from any and all legally waivable claims that you have against the Company Releasees.  Other than as permitted in Paragraph 3(d) below, this means that by signing this Retention Agreement, you are agreeing not to bring a legal action against the Company Releasees for any type of claim arising from conduct that occurred any time in the past and up to and through the date you sign this document. Company Releasees is defined to include the Company, Watts Water Technologies, Inc. and/or any of their respective parents, subsidiaries or affiliates, predecessors, successors or assigns, as well as their respective current and/or former directors, shareholders/stockholders, officers, employees, attorneys and/or agents, all both individually and in their official capacities.

(b)                                 This release includes, but is not limited to, any waivable claims you have against the Company Releasees based on conduct that occurred any time in the past and up to and through the date you sign this Retention Agreement that arises from any federal, state or local law, regulation or constitution dealing with either employment, employment benefits or employment discrimination. By way of example, this release includes the laws or regulations concerning discrimination on the basis of race, color, creed, religion, age, sex, sex harassment, sexual orientation, national origin, ancestry, genetic carrier status, handicap or disability, veteran status, any military service or application for military service, or any other category protected under federal or state law.  This release also includes any claim you may have for breach of contract, whether oral or written, express or implied; any tort claims; any claims for equity or employee benefits of any other kind; or any other legally waivable statutory and/or common law claims.

(c)                                  For avoidance of doubt, by signing this Retention Agreement you are agreeing not to bring any waivable claims against the Company Releasees (other than as permitted in Paragraph 3(d) below) under the following nonexclusive list of discrimination and employment statutes:  Title VII of the Civil Rights Act of 1964, The Age Discrimination In Employment Act of 1967, The Americans With Disabilities Act, The ADA Amendments Act, The Equal Pay Act, The Lilly Ledbetter Fair Pay Act, the Family and Medical Leave Act, The Worker Adjustment and Retraining Notification Act (“WARN”), The Rehabilitation Act of 1973, The Fair Credit Reporting Act, The Employee Retirement Income Security Act (“ERISA”), Executive Order 11246, and Executive Order 11141, The Genetic Information Nondiscrimination Act of 2008, The Massachusetts Fair Employment Practices Law (M.G.L. ch. 151B), The Massachusetts Equal Rights Act, The Massachusetts Equal Pay Act, The Massachusetts Privacy Statute, the Massachusetts Maternity Leave Act, The Massachusetts Small Necessities Leave Act, The Massachusetts Labor and Industries Act, The Massachusetts Civil Rights Act, and all other federal, state and local laws, all as amended.

(d)                                 This release does not include any claim under the workers compensation or unemployment compensation statutes or any other claim, which, as a matter of law, cannot be released by private agreement.  Also, this Retention Agreement is not intended to affect the rights and responsibilities of government agencies such as the Equal Employment Opportunity Commission (the “EEOC”), or any comparable state or local agency, to enforce the laws within their jurisdiction. This means that by signing this Retention Agreement you may still exercise your protected right to file a charge with, or participate in an investigation or proceeding conducted by, the EEOC or any other state, federal or local government entity; provided, however, if the EEOC or any other state, federal or local government entity commences an investigation or other legal action on your behalf, you specifically waive and release your right to recover, if any, monetary damages or other benefits or remedies of any sort whatsoever arising from the governmental action.

4.                                      Waiver of Rights and Claims Under the Age Discrimination in Employment Act of 1967:

Since you are 40 years of age or older, you are being informed that you have or may have specific rights and/or claims under the Age Discrimination in Employment Act of 1967 (ADEA) and you agree that:

(a)                                 in consideration for the amounts described in Attachment A to this Retention Agreement, which you are not otherwise entitled to receive, you specifically and voluntarily waive such rights and/or claims under the ADEA you might have against the Company Releasees to the extent such rights and/or claims arose prior to the date this Retention Agreement was executed;

(b)                                 you understand that rights or claims under the ADEA which may arise after the date this Retention Agreement is executed are not waived by you;

(c)                                  you are advised to consider the terms of this Retention Agreement carefully and consult with or seek advice from an attorney of your choice or any other person of your choosing prior to executing this Retention Agreement;

(d)                                 you have carefully read and fully understand all of the provisions of this Retention Agreement, and you knowingly and voluntarily agree to all of the terms set forth in this Retention Agreement; and

(e)                                              in entering into this Retention Agreement you are not relying on any representation, promise or inducement made by the Company or its attorneys with the exception of those promises described in this document.

5.                                      Period for Review and Consideration of the Retention Agreement:

(a)  You acknowledge that you were informed and understand that you have twenty-one (21) days to review this Retention Agreement and consider its terms before signing it.

(b)  The 21-day review period will not be affected or extended by any revisions, whether material or immaterial, that might be made to this Retention Agreement.

6.                                      Non-Disclosure and Confidential Information:  Unless compelled by law, you agree that you will keep confidential all non-public information concerning the Company or any of the Company Releasees that you acquired during the course of your employment with the Company and all developments and inventions.  You further agree to comply with any obligations regarding confidential information, non-solicitation, non-competition and inventions set forth in any agreements previously entered into by you with the Company or its predecessors. Such provisions and obligations shall remain in effect notwithstanding this Retention Agreement and the ending of your employment.  You acknowledge that during the course of your employment with the Company you have acquired knowledge of, and/or had access to, trade secrets, confidential and proprietary information of the Company and of third parties which is subject to confidentiality and other agreements by and between the Company and those third parties (“Confidential Information”).  Such Confidential Information, includes, but is not limited to: financial and pricing information; business, research, and new product plans and strategies; patent applications and invention disclosures; yields, designs, efficiencies, and capacities of production methods, processes, facilities and systems at the Company and its contractors; customer and vendor lists, key contacts, habits, and product and purchasing plans; marketing information, plans and strategies; existing and anticipated agreements with customers, vendors, and other third parties; product design and related information; information regarding Company employees, their projects, and their salaries, benefits and other personnel information.  You agree that you will not use or disclose to others any Confidential Information.

7.                                      Non-Competition and Non-Solicitation:  For purposes of this section, “Company” shall include the Company and any of its parents, subsidiaries or affiliates.  In your employment with the Company, you have developed or helped develop, had access to and learned significant secret, confidential, and proprietary information relating to the business of the Company.  In addition, you have been provided with contact with customers, prospective customers, suppliers and other vendors of the Company.  You have been expected to develop good customer and/or vendor relationships, as well as intimate knowledge regarding the Company’s technology, products, services, systems, methods, and operations.

You also acknowledge that the Company has invested substantial resources and time to developing the technology, products, services, systems, methods, and operations, all of which are highly valuable assets to the Company.  You agree that the Company has spent and will continue to spend substantial effort, time, and resources in developing and protecting its technology, products, services, systems, methods, and operations, and relationships with its customers and vendors.  You also agree that the Company’s competitors would obtain an unfair advantage if you were to disclose the Company’s Confidential Information (as defined above) to a competitor, used it on a competitor’s behalf, or if you were able to exploit the relationships you developed in your role with the Company to solicit business on behalf of a competitor.

Accordingly, you agree that:

(a)         You shall not, either alone or in association with others, for a period of twenty-four (24) months after the termination of your employment, directly or indirectly, on your own behalf, or as an employee, representative or agent of a third party, by ownership or any type of interest in any business enterprise listed on Attachment C or any entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with a business enterprise listed on Attachment C (collectively, a

“Competitor’s Business”), or become associated with or render services to a Competitor’s Business so engaged.

(b)         You shall not, either alone or in association with others, for a period of twenty-four (24) months after termination of your employment, directly or indirectly, call upon or solicit any Company customer for any purpose or business that is competitive with the Company’s business, nor shall you permit any company or business controlled directly or indirectly by you to do so.  Mere ownership as a passive investor of not more than five percent (5%) of the securities of a corporation or other business enterprise shall not be deemed control of or an association with such corporation or enterprise for purposes of or otherwise violate the terms of this Retention Agreement.

(c)          You shall not, either alone or in association with others, for a period of twenty-four (24) months after termination of your employment, directly or indirectly solicit, induce or attempt to induce, any employee or independent contractor of the Company to terminate his or her employment or other engagement with the Company or hire or attempt to hire as an employee, or any person who is employed by the Company at any time while you were employed by the Company; provided, that this provision shall not apply to the solicitation, hiring or other engagement of any individual whose employment or other engagement with the Company has been terminated for a period of six (6) months or longer.

You may serve on the Board of any public or private company or as a manager of any limited partnership provided that the company or partnership is not a Competitor’s Business.

You agree that these restrictions are reasonable, no greater than what is required to protect the Company’s legitimate interests with respect to trade secrets, confidential information and customers, and customer relationships, and do not impair or prevent you from earning a living.

It is the intention of the parties to restrict your activities only to the extent necessary for the protection of the Company’s legitimate business interests.  To the extent that this restrictive covenant of this Retention Agreement shall be determined to be invalid or unenforceable in any respect or to any extent, the covenant shall not be rendered invalid, but instead shall be automatically amended for such lesser term or to such lesser extent, or in such other degree, as may grant the Company the maximum protection and restrictions on your activities permitted by applicable law in such circumstances.  The non-competition and non-solicitation obligations contained in this Retention Agreement shall be extended by the length of time during which you shall have been in breach of any of said provisions.

If you violate the provisions of any of the preceding paragraphs of this section, you shall continue to be bound by the restrictions set forth in such section until the period equal to the period of restriction has expired without any violation.

8.                                      Resignation of Positions:  This Retention Agreement confirms your resignation of your employment with Watts Water Technologies, Inc. and all of its subsidiaries (collectively, the “Company”) on December 14, 2012, and your resignation from any and all other offices or positions you officially or unofficially hold with respect to any divisions or business units of the Company on your Retirement Date.

9.                                      Cooperation:  You agree to make yourself available upon reasonable notice from the Company or its attorneys to provide testimony as a witness through declarations, affidavits, depositions or at a hearing or trial, and to work with the Company in preparation for such event, and to cooperate with any other reasonable request by the Company in connection with the investigation, defense or prosecution of any mediation, arbitration, administrative hearing, or lawsuit to which the Company is a party, currently pending or filed after the Retirement Date.  If the Company so requests your cooperation in connection with any legal matter then the Company agrees to pay for any reasonable out-of-pocket expenses, such as economy class airfare or lodging, that you incur in connection with assisting the Company, provided you notify the Company in advance of what your reasonable expenses are expected to be and receive prior written approval from the Company for such expenses.

10.                               Non-Disparagement:  Other than as permitted in Paragraph 3(d), you understand and agree that as a condition for payment to you of the retention benefit, you shall not make any false, disparaging or derogatory statements in public or private to any person, entity or media outlet regarding the Company or the Company Releasees, or about the Company’s or the Company Releasees’ business affairs, practices, products, services, and financial condition.

11.                               Amendment:  This Retention Agreement shall be binding upon the parties and may not be abandoned, supplemented, changed or modified in any manner, orally or otherwise, except by an instrument in writing of concurrent or subsequent date signed by a duly authorized representative of the parties hereto.  You may not assign any of your rights or delegate any of your duties under this Retention Agreement.  The rights and obligations of the Company will inure to the benefit of the Company’s successors and assigns.

12.                               Waiver of Rights:  No delay or omission by the Company in exercising any right under this Retention Agreement shall operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

13.                               Relief:  You acknowledge that any violation of the confidentiality, non-compete, or non-solicitation provisions of this Retention Agreement at Paragraphs 6 and 7 above, would result in irreparable injury to the Company.  Accordingly, in addition to, and not in lieu of, all other rights and remedies available to the Company, it shall be automatically entitled to a temporary restraining order and a temporary or preliminary injunction and to obtain all other available equitable remedies including a permanent injunction in order to restrain and enjoin any breach of the confidentiality, non-competition, or non-solicitation provisions in this Retention Agreement.  The exercise of the Company’s right to obtain injunctive relief for any actual or threatened damage or injury caused by you shall not prejudice its right to seek and obtain damages, as further referenced in Paragraph 14, herein.

14.                               Enforcement and Consequences of Breach:  Other than as permitted in Paragraph 3(d) above, you agree that if you assert any claim against the Company or any of the other Company Releasees in violation of the release and waiver in Paragraph 3, or if the Company incurs and/or seeks redress for any violation by you of the Retention Agreement, you promise and agree to pay all costs, court costs, fees and expenses, including actual attorney’s fees, incurred by the Company, and/or any Company Releasees, to enforce this Retention Agreement and/or recover and collect damages for any violation, whether or not litigation is commenced.  However, nothing in this Retention Agreement will interfere with your right to challenge the enforceability of this Retention Agreement’s release of claims under the ADEA, and you shall not be required to tender back payments made to you nor will you be liable for the costs and attorneys’ fees that the Company and other Company Releasees incur in connection with a challenge by you of the foregoing release of claims under the ADEA.

15.                               Cessation and Repayment of Retention Benefit:  By signing below, you are acknowledging and agreeing that if the Company is sued or incurs the cost of resolving and/or settling a matter that arises from violations of the law, fraud and/or financial improprieties committed by you or at your direction while you were employed by the Company, the Company will cease paying the balance of any unpaid retention benefits to you.  In addition, under the foregoing circumstances and upon demand from the Company, you will be obligated to repay any amounts already paid to you by the Company under this Retention Agreement, including the value of all equity awards accelerated pursuant to this Retention Agreement.  You acknowledge and agree that the Company’s actions will not constitute a breach of this Retention Agreement, that you will remain bound by the release and waiver provisions set out in Paragraphs 3 and 4 above and that the Company may pursue all other available legal and equitable remedies against you, including, but not limited to, enforcement of your confidentiality, non-competition, and/or non-solicitation obligations.

16.                               Validity:  Should any provision of this Retention Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Retention Agreement.

17.                               Confidentiality:  Other than as permitted in Paragraph 3(d) above, you understand and agree that the terms and contents of this Retention Agreement, and the contents of the negotiations and discussions resulting in this Retention Agreement, shall be maintained as confidential by you, your agents and your representatives and none of the above shall be disclosed except to the extent required by federal or state law or as otherwise agreed to in writing by an authorized agent of the Company.

18.                               Nature of Agreement:  You understand and agree that this Retention Agreement is a Retention Agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.

19.                               Acknowledgments:  You acknowledge that you have been given at least twenty-one (21) days to consider this Retention Agreement, including Attachment A, B and C, and that the Company advised you in writing to consult with an attorney of your own choosing prior to signing this Retention Agreement.  You understand that you may revoke this Retention Agreement for a period of seven (7) days after you sign it, and that this Retention Agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period.  You understand and agree that by entering into this Retention Agreement you are waiving any and all rights or claims you might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act (“ADEA”).  You understand and agree that such waiver and release of claims under the ADEA does not apply to any rights or claims that may arise under the ADEA after the date of execution of this Retention Agreement, and that nothing in this Retention Agreement prohibits you from challenging the validity of this Retention Agreement’s waiver and release of claims under the ADEA.  You also understand and agree that you have received consideration beyond that to which you were previously entitled.

20.                               Voluntary Assent:  You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this Retention Agreement, and that you fully understand the meaning and intent of this Retention Agreement.  You state and represent that you have had an opportunity to discuss fully and review the terms of this Retention Agreement, including Attachment A, B, and C, with an attorney.  You further state and represent that you have carefully read this Retention Agreement, including Attachment A, B, and C, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.

21.                               Applicable Law and Consent to Jurisdiction:  This Retention Agreement shall be interpreted and construed solely by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions.  You hereby irrevocably submit to and acknowledge and recognize the exclusive jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in the Commonwealth of Massachusetts (which courts, for purposes of this Retention Agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this Retention Agreement or the subject matter hereof.

22.          Entire Agreement:  This Retention Agreement, including Attachment A, B, and C, contains and constitutes the entire understanding and agreement between the parties hereto with respect to your retention benefits and the settlement of claims against the Company, except as provided in Paragraph 6 above, and cancels all previous oral and written negotiations, agreements, commitments and writings in connection therewith.  Nothing in this Retention Agreement shall affect the terms or validity of the Indemnification Agreement dated February 10, 2004 between you and the Company and such Indemnification Agreement shall continue in full force and effect in accordance with its terms.

23.          Effective Date:  You may revoke this Retention Agreement for a period of seven (7) days after signing it.  In order to revoke the Retention Agreement, you must submit a written notice of revocation to Kenneth R. Lepage located at 815 Chestnut Street, North Andover, Massachusetts, 01845, lepagekr@watts.com, or by FAX (978-688-2976).  This written notice may be sent by mail, email, fax, or hand-delivery.  If sent my mail, the revocation must be post-marked no later than the seventh day from the date you signed this Retention Agreement.  If the written notice is sent by fax, email or hand-delivery, it must be received by Kenneth R. Lepage no later than the close of business on the seventh day.  The Retention Agreement will not become effective or enforceable, and no payments will be made, until this revocation period has expired (“Effective Date”) without being exercised.

If you have any questions about the matters covered in this Retention Agreement, please call Kenneth R. Lepage at 978-689-6234.

Very truly yours,

Watts Water Technologies, Inc. (also for and on behalf of its subsidiaries)

By:	/s/ David J. Coghlan
Name: David J. Coghlan
Title: Chief Executive Officer

I hereby agree to the terms and conditions set forth above and in Attachment A, B, and C.  I have been given at least twenty-one (21) days to consider this Retention Agreement (including Attachment A, B, and C) and I have chosen to execute this on the date below.  I have been advised to consult an attorney before signing this Retention Agreement.  I acknowledge that I have not relied on any representation or statement other than those contained in this Retention Agreement.  I intend that this Retention Agreement will become a binding agreement between the Company and me if I do not revoke my acceptance in seven (7) days.

/s/ William C. McCartney	6/14/12
William C. McCartney	Date

To be returned by July 6, 2012

IF YOU DO NOT WISH TO USE THE 21-DAY PERIOD,

PLEASE CAREFULLY REVIEW AND SIGN THIS DOCUMENT

I, William C. McCartney, acknowledge that I was informed and understand that I have 21-days within which to consider the attached Retention Agreement, have been advised of my right to consult with an attorney regarding this Retention Agreement and have considered carefully every provision of this Retention Agreement, and that after having engaged in those actions, I prefer to and have requested that I enter into this Retention Agreement prior to the expiration of the 21-day period.

Dated:	6/14/12	/s/ William C. McCartney
William C. McCartney

ATTACHMENT A

DESCRIPTION OF RETENTION BENEFIT

Retention Benefit Eligibility Requirements:  You will be eligible for the Retention Benefit described below, provided that: (i) you timely sign, and do not revoke, this Retention Agreement; (ii) you have not terminated your employment prior to your Retirement Date and you have not been terminated for Cause; (iii) you have effectively transitioned your responsibilities and duties to the new Chief Financial Officer and performed your duties in a professional and timely manner; and (iv) you timely sign, and do not revoke, the Release of Claims at Attachment B.  For purposes of this Retention Agreement, Cause shall mean: (a) an act by you constituting a felony or a misdemeanor involving moral turpitude; (b) fraud or dishonesty on your part that results in or is likely to result in economic damage to the Company; (c) gross negligence or misconduct in the performance of your duties; or (d) refusal to attempt in good faith to implement a reasonable directive of the Company or failure to perform your assigned duties.

1.          The Company will pay you $690,000, representing twenty-four (24) months of your base salary, less all applicable taxes and withholdings (“Salary”).  The Company will also pay you an amount equivalent to the amount you would have received as a discretionary bonus for 2012 under the Executive Incentive Bonus Plan if you had remained an employee of the Company through December 31, 2012, as determined by the Compensation Committee, less all applicable taxes and withholdings (“Bonus” and, together with Salary, the “Retention Pay”).  The Salary payment will be paid in one lump sum on the first business day after the eighth (8th) day after your Retirement Date, provided you have executed, timely returned, and not revoked this Retention Agreement and Attachment B.  Should you fail to do so by the eighth (8th) day after your Retirement date, the Salary payment will be paid in one lump sum in accordance with the Company’s normal payroll practices after the date you have executed, timely returned, and not revoked this Retention Agreement and Attachment B.  The Bonus payment will be paid in one lump sum in accordance with the Company’s normal bonus payment practices after the approval of 2012 discretionary bonus payments under the Executive Incentive Bonus Plan by the Compensation Committee, but in no event later than March 15, 2013, provided you have executed, timely returned, and not revoked this Retention Agreement and Attachment B.

2.          The Company will accelerate vesting of all of your unvested stock options and restricted stock awards as of December 14, 2012.  The Company will also extend the post-Retirement Date exercise period for all of your stock options to the earlier of December 14, 2015 or the expiration date of the stock option.

ATTACHMENT B

RELEASE OF CLAIMS

1.              Acknowledgments of Consideration.  You acknowledge that the promises you are providing in the Release of Claims are a material inducement and consideration for the Company entering into the Retention Agreement, to which this Release of Claims is an attachment (the “Retention Agreement”).  You acknowledge that, in connection with the Retention Agreement to which this Release of Claims is attached, you are receiving substantial payments and benefits from the Company, which benefits constitute substantial and adequate consideration for this Release of Claims.

2.              Release — This section of the Release of Claims is a release of legal claims.  In this section, you are agreeing to forfeit your right to sue the Company and the other releasees defined below for all claims that arose up to the date of the Release of Claims.  Please carefully review this section with your attorney, or other trusted advisor, and do not sign this document unless you understand what this section says.

(a)         In exchange for the amounts and benefits described in Attachment A of the Retention Agreement, which are in addition to anything of value to which you are entitled to receive, you and your representatives, agents, estate, heirs, successors and assigns, absolutely and unconditionally release, remiss, discharge, indemnify and hold harmless the Company Releasees, from any and all legally waivable claims that you have against the Company Releasees.  Other than as permitted in Paragraph 3(d) below, this means that by signing this Release of Claims, you are agreeing not to bring a legal action against the Company Releasees for any type of claim arising from conduct that occurred any time in the past and up to and through the date you sign this document. Company Releasees is defined to include the Company, Watts Water Technologies, Inc. and/or any of their respective parents, subsidiaries or affiliates, predecessors, successors or assigns, as well as their respective current and/or former directors, shareholders/stockholders, officers, employees, attorneys and/or agents, all both individually and in their official capacities.

(b)         This release includes, but is not limited to, any waivable claims you have against the Company Releasees based on conduct that occurred any time in the past and up to and through the date you sign this Release of Claims that arises from any federal, state or local law, regulation or constitution dealing with either employment, employment benefits or employment discrimination. By way of example, this release includes the laws or regulations concerning discrimination on the basis of race, color, creed, religion, age, sex, sex harassment, sexual orientation, national origin, ancestry, genetic carrier status, handicap or disability, veteran status, any military service or application for military service, or any other category protected under federal or state law.  This release also includes any claim you may have for breach of contract, whether oral or written, express or implied; any tort claims; any claims for equity or employee benefits of any other kind; or any other legally waivable statutory and/or common law claims.

(c)          For avoidance of doubt, by signing this Release of Claims you are agreeing not to bring any waivable claims against the Company Releasees (other than as permitted in Paragraph 3(d) below) under the following nonexclusive list of discrimination and employment statutes:  Title VII of the Civil Rights Act of 1964, The Age Discrimination In Employment Act of 1967, The Americans With Disabilities Act, The ADA Amendments Act, The Equal Pay Act, The Lilly Ledbetter Fair Pay Act, the Family and Medical Leave Act, The Worker Adjustment and Retraining Notification Act (“WARN”), The Rehabilitation Act of 1973, The Fair Credit Reporting Act, The Employee Retirement Income Security Act (“ERISA”), Executive Order 11246, and Executive Order 11141, The Genetic Information Nondiscrimination Act of 2008, The Massachusetts Fair Employment Practices Law (M.G.L. ch. 151B), The Massachusetts Equal Rights Act, The Massachusetts Equal Pay Act, The Massachusetts Privacy Statute, the Massachusetts Maternity Leave Act, The Massachusetts Small Necessities Leave Act, The Massachusetts Labor and Industries Act, The Massachusetts Civil Rights Act, and all other federal, state and local laws, all as amended.

(d)         This release does not include any claim under the workers compensation or unemployment compensation statutes or any other claim, which, as a matter of law, cannot be released by private agreement.  Also, this Release of Claims is not intended to affect the rights and responsibilities of government agencies such as the Equal Employment Opportunity Commission (the “EEOC”), or any comparable state or local agency, to enforce the laws within their jurisdiction. This means that by signing this Release of Claims you may still exercise your protected right to file a charge with, or participate in an investigation or proceeding conducted by, the EEOC or any other state, federal or local government entity; provided, however, if the EEOC or any other state, federal or local government entity commences an investigation or other legal action on your behalf, you specifically waive and release your right to recover, if any, monetary damages or other benefits or remedies of any sort whatsoever arising from the governmental action.

3.              Waiver of Rights and Claims Under the Age Discrimination in Employment Act of 1967:

Since you are 40 years of age or older, you are being informed that you have or may have specific rights and/or claims under the Age Discrimination in Employment Act of 1967 (ADEA) and you agree that:

(a)         in consideration for the amounts described in Attachment A to the Retention Agreement, which you are not otherwise entitled to receive, you specifically and voluntarily waive such rights and/or claims under the ADEA you might have against the Company Releasees to the extent such rights and/or claims arose prior to the date this Release of Claims was executed;

(b)         you understand that rights or claims under the ADEA which may arise after the date this Release of Claims is executed are not waived by you;

(c)          you are advised to consider the terms of this Release of Claims carefully and consult with or seek advice from an attorney of your choice or any other person of your choosing prior to executing this Release of Claims;

(d)         you have carefully read and fully understand all of the provisions of this Release of Claims, and you knowingly and voluntarily agree to all of the terms set forth in this Release of Claims; and

(e)          in entering into this Release of Claims you are not relying on any representation, promise or inducement made by the Company or its attorneys with the exception of those promises described in this document.

4.              Period for Review and Consideration of Release of Claims:

(a)         You acknowledge that you were informed and understand that you have twenty-one (21) days to review this Release of Claims and consider its terms before signing it.

(b)         The 21-day review period will not be affected or extended by any revisions, whether material or immaterial, that might be made to this Release of Claims.

5.              Return of Company Property:  You confirm that you have returned to the Company in good working (including all copies thereof) order all keys, files, records, equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones and pagers), Company identification, Company proprietary and confidential information and any other Company -owned property in your possession or control and have left intact all electronic Company documents, including, but not limited to, those that you developed or helped to develop during your employment.  You further confirm that you have cancelled all accounts for your benefit, if any, in the Company’s name, including, but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts.

6.              Payment of Business Expenses and All Other Compensation:  You acknowledge that you have been reimbursed by the Company for all business expenses incurred in conjunction with the performance of your employment and that no other reimbursements are owed to you.  You further acknowledge that you have received payment in full for all services rendered in conjunction with your employment by the Company and that no other compensation is owed to you, other than as provided in this Retention Agreement.

7.              Entire Release.  This Release of Claims and the Retention Agreement to which it is attached constitute the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to the subject matter.

I acknowledge that the execution of this Release of Claims is in further consideration of the Retention benefit set forth in the Retention Agreement, to which I acknowledge I would not be entitled if I did not sign this Release of Claims.  I hereby agree to the terms and conditions set forth above.  I have been given at least twenty-one (21) days to consider this Release of Claims and I have chosen to execute this on the date below.  I have been advised to consult an attorney before signing this Release of Claims.  I acknowledge that I have not relied on any representation or statement other than those contained in this Release of Claims.  I intend that this Release of Claims will become a binding agreement between the Company and me if I do not revoke my acceptance in seven (7) days.

Employee:

By:
	William C. McCartney	Date

DO NOT SIGN BEFORE RETIREMENT DATE — TO BE RETURNED TO KENNETH R. LEPAGE NO EARLIER THAN DECEMBER 14, 2012 BUT NO LATER THAN JANUARY 4, 2013.

ATTACHMENT C

Acorn Engineering Company

Jay R. Smith Mfg. Co.

Aalberts Industries N.V.

Reliance Worldwide Corporation

Rexnord Corporation